EXHIBIT 99.1

Victory Energy Corporation Completes Acquisition of 10% Interest in Fairway Project in West Texas

AUSTIN, Texas – (July 2, 2014). Victory Energy Corporation, (OTCQX: VYEY) (“Victory” or “the Company”) a rapidly growing, Permian Basin focused oil and gas company, today announced that Aurora Energy Partners, a consolidated subsidiary of Victory in which Victory is the controlling member, has completed the acquisition of a 10% stake in the proved and producing Permian Basin Fairway Project from Target Energy Corporation (OTCQX: VYEY) (“Seller”) for total cash consideration of $5.8 million.

“We are extremely pleased to acquire a 10% interest in such a high quality producing asset,” stated Kenny Hill, CEO of Victory Energy Corporation. “This acquisition adds approximately 64 BOE per day to our interest and provides approximately 40 additional drilling locations for future development. Since the May 1st effective date, three additional wells have begun and are in various stages of completion. In addition, at least three more wells are on the drilling schedule for the August through September timeframe. Together, these six 2014 well additions should more than double the 64 BOE of current daily production to our interest.”

About the Purchase and Sale Agreement

The Purchase and Sale Agreement (“PSA”) was signed by Aurora on June 30, 2014, with an effective date of May 1, 2014. The total purchase price for this acquisition is $5.8 million. In response to external delays in completing conveyancing of titles, the PSA splits the closing of the Fairway acquisition into two parts.

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The first part (“First Closing”) was completed on June 30, 2014 with Aurora making an immediate payment of $2.5 million to the seller, in return for the seller assigning a 10% working interest in its Darwin, BOA and Wagga Wagga production leases and in various other leases scheduled for future development.

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Subject to the completion of the outstanding lease conveyancing items, the Second Closing is scheduled for July 31, 2014, at which time Aurora will pay the outstanding balance of $3.3 million to the seller and in return the seller will complete the balance of the assignments.

About Victory Energy

Victory Energy Corporation (OTCQX: VYEY), is a public held, independent growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. Victory currently holds interests in high profile targets such as the Wolfcamp, Mississippian and Fusselman plays in the Permian Basin. Victory is the managing partner of Aurora Energy Partners, a Texas General Partnership (Aurora). Victory holds a 50% partnership interest in Aurora which is a consolidated subsidiary of Victory. Victory utilizes sustainable low-risk vertical well development on existing properties and new acquisitions which offer repeatable and highly profitable results; and achieves these results by targeting predictable resources plays, favorable operating environments and consistent reservoir quality across multiple target horizons with long-lived reserve characteristics. For additional information on the company, please visit www.vyey.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will", "potential", "believe", "estimated", "intend", "expect", "may", "should", "anticipate", "could", "plan", "project", or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact

Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us